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[FISHER SCIENTIFIC                            [PSS, WORLD MEDICAL, INC. - LOGO]
INTERNATIONAL INC. - LOGO]


FISHER SCIENTIFIC CONTACTS                           PSS WORLD MEDICAL CONTACT
MEDIA:                                               INVESTORS:
Name: Gia L. Oei                                     Name: David A. Smith
Phone: (603) 929-2489                                Phone: 904-332-3334

INVESTORS:
Name: Matthew E. Murphy
Phone: (603) 929-2376






        FISHER SCIENTIFIC INTERNATIONAL INC. AND PSS WORLD MEDICAL, INC.

                           TERMINATE MERGER AGREEMENT

HAMPTON, N.H. AND JACKSONVILLE, FLA., SEPT. 1, 2000-- Fisher Scientific International Inc. (NYSE:FSH), the world leader in serving science, and PSS World Medical Inc. (NASDAQ: PSSI), a leading specialty marketer and distributor of medical products, today announced that they have terminated by mutual consent the merger agreement for Fisher's acquisition of PSS. The boards of directors of each of the two companies have determined that the transaction is not in the best interest of their respective shareholders.


As the world leader in serving science, Fisher Scientific (www.fishersci.com) is the global source of laboratory supplies and equipment, e-commerce procurement technology and related services for research, healthcare, science education and occupational safety. Alchematrix Inc. (www.alchematrix.com), a business-to-business e-commerce subsidiary of Fisher Scientific, incorporates all of the capabilities and functionalities of fishersci.com, the world's largest and most comprehensive virtual marketplace for buying scientific supplies.

PSS World Medical is a specialty marketer and distributor of medical products to physicians, alternate-site imaging centers, long-term care providers and hospitals through 110 service centers in all 50 states and five European countries. Since its inception in 1983, PSS has become a leader in the three market segments that it serves with a focused, market-specific approach to sales, marketing and customer service.

Note to Editors: Today's news release, along with other news about Fisher Scientific and PSS World Medical, is available on the Internet at www.fisherscientific.com and www.PSSWorldMedical.com.